CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

HOUSTON AMERICAN ENERGY CORP.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Houston American Energy Corp. (the "**Corporation**"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**DGCL**"), does hereby certify as follows:

FIRST: The name of the Corporation is Houston American Energy Corp.

SECOND: This Certificate of Amendment (this "**Certificate of Amendment**") amends the provisions of the Corporation's Certificate of Incorporation, as amended to date (the "**Certificate of Incorporation**"), last amended by the certificate of amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 9, 2025.

THIRD: Article First of the Certificate of Incorporation is stricken in its entirety and is hereby amended and restated to read as follows:

"The name of the Corporation is Abundia Global Impact Group, Inc."

FOURTH: This Certificate of Amendment has been duly adopted and approved in accordance with the provisions of Sections 222 and 242 of the DGCL by the directors of the Corporation.

FIFTH: This Certificate of Amendment and the change of name of the Corporation contemplated herein shall become effective immediately.

SIXTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

SEVENTH: This Certificate of Amendment shall be effective as of 5:00 P.M. New York Time on December 5, 2025.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 3rd day of December, 2025.

HOUSTON AMERICAN ENERGY CORP.

By: */s/ Edward Gillespie*
Name: Edward Gillespie
Title: Chief Executive Officer